Exhibit (s)(1)

Fidus Investment Corporation

Computation of Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2012	2013	2014	2015	2016
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$19,411	$27,203	$19,485	$25,977	$41,570
Add back: Income tax provision	4	246	383	390	425
Add back: Income tax provision (benefit) on realized gains on investments	—	493	17	(39)	205
Add back: Fixed charges	6,422	7,076	7,507	9,428	10,594

Total earnings	$25,837	$35,018	$27,392	$35,756	$52,794

Fixed Charges:
Interest and financing expenses	$6,422	$7,076	$7,507	$9,428	$10,594

Total fixed charges	$6,422	$7,076	$7,507	$9,428	$10,594

Ratio of earnings to fixed charges	4.02	4.95	3.65	3.79	4.98

Footnote disclosure:

Footnote (1) disclosure and calculation:

	Years Ended December 31,
	2012	2013	2014	2015	2016
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$19,411	$27,203	$19,485	$25,977	$41,570
Add back: Income tax provision	4	246	383	390	425
Add back: Income tax provision (benefit) on realized gains on investments	—	493	17	(39)	205
Add back: Fixed charges	6,422	7,076	7,507	9,428	10,594
Exclude: Net change in unrealized (appreciation) depreciation on investments	(1,749)	22,188	(13,250)	10,086	(29,009)

Total earnings	$24,088	$57,206	$14,142	$45,842	$23,785

Fixed Charges:
Interest and financing expenses	$6,422	$7,076	$7,507	$9,428	$10,594

Total fixed charges	$6,422	$7,076	$7,507	$9,428	$10,594

Ratio of earnings to fixed charges	3.75	8.08	1.88	4.86	2.25

Footnote (2) disclosure and calculation:

	Years Ended December 31,
	2012	2013	2014	2015	2016
	(Dollars in Thousands)
Earnings:
Net increase in net assets resulting from operations	$19,411	$27,203	$19,485	$25,977	$41,570
Add back: Income tax provision	4	246	383	390	425
Add back: Income tax provision (benefit) on realized gains on investments	—	493	17	(39)	205
Add back: Fixed charges	6,422	7,076	7,507	9,428	10,594
Exclude: Net change in unrealized (appreciation) depreciation on investments	(1,749)	22,188	(13,250)	10,086	(29,009)
Exclude: Net realized losses (gains) on investments	(1,975)	(30,588)	17,029	(9,531)	13,835

Total earnings	$22,113	$26,618	$31,171	$36,311	$37,620

Fixed Charges:
Interest and financing expenses	$6,422	$7,076	$7,507	$9,428	$10,594

Total fixed charges	$6,422	$7,076	$7,507	$9,428	$10,594

Ratio of earnings to fixed charges	3.44	3.76	4.15	3.85	3.55